EXHIBIT 11.1

                              OWEN HEALTHCARE, INC.

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                      (in thousands, except per share data)
                                    Unaudited

                                                     Three months ended August 31, Nine months ended August 31,
                                                     ----------------------------  ----------------------------
                                                            1995      1996            1995      1996
                                                           -------   -------         -------   -------
PRIMARY:
 Earnings applicable to Common Stock ...................   $ 1,472   $ 1,604         $ 5,153   $ 7,759
                                                           -------   -------         -------   -------
  Weighted average shares outstanding ..................    12,221    17,117          10,599    17,093
  Dilutive effects of stock options ....................     1,073       859             895     1,058
                                                           -------   -------         -------   -------
  Common and common equivalent shares ..................    13,294    17,976          11,494    18,151
                                                           =======   =======         =======   =======
  Earnings per common and common equivalent share ......   $  0.11   $  0.09         $  0.45   $  0.43
                                                           =======   =======         =======   =======
ASSUMING FULL DILUTION:
  Earnings applicable to Common Stock ..................   $ 1,472   $ 1,604         $ 5,153   $ 7,759
  Reduction of convertible debt interest expense, net of
    tax and corporate bonus effect .....................        73      --               270      --
                                                           -------   -------         -------   -------
  Earnings applicable to Common Stock, as adjusted .....   $ 1,545   $ 1,604         $ 5,423   $ 7,759
                                                           -------   -------         -------   -------
  Primary common and common equivalent shares ..........    13,294    17,976          11,494    18,151
  Additional Incremental shares for options ............        32                       107
  Weighted average shares issuable upon conversion of
   debt ................................................     1,612      --             2,125      --
                                                           -------   -------         -------   -------
  Weighted average common and common equivalent
   shares outstanding, as adjusted .....................    14,938    17,976          13,726    18,151
                                                           =======   =======         =======   =======
  Earnings per common and common equivalent share ......   $  0.10   $  0.09         $  0.40   $  0.43
                                                           =======   =======         =======   =======

                                       14.